THE MCGRAW-HILL COMPANIES REPORTS
THIRD QUARTER EPS OF $1.34, A 26.4% INCREASE

New York, NY, October 18, 2007—The McGraw-Hill Companies (NYSE: MHP) today reported diluted earnings per share increased 26.4% to $1.34 in the third quarter compared to $1.06 for the same period last year. Diluted earnings per share in 2006 included a $0.03 charge for restructuring business operations.

Net income for the third quarter grew by 18.2% to $452.0 million. Revenue for the third quarter of 2007 increased 9.8% to $2.2 billion. Foreign exchange rates positively affected the growth of revenue by $21.3 million and contributed $1.8 million to operating profit.

“Double-digit growth and increased share in the elementary-high school market in the most important quarter of the year for education and solid performances in Financial Services even as the structured finance market deteriorated were key to our results,” said Harold McGraw III, chairman, president and chief executive officer of The McGraw-Hill Companies. “The operating margin expanded in all three segments.

“For the first nine months of 2007, diluted earnings per share were $2.50, including a $0.03 per diluted share gain ($10.3 million after tax) on the divestiture of a mutual fund data business in March. The $1.84 diluted earnings per share reported for the first nine months of 2006 included a one-time charge of $0.04 for the elimination of the Company’s restoration stock option program and $0.03 for restructuring.

“Net income for the first nine months was $872.9 million.

“Revenue for the first nine months grew by 11.6% to $5.2 billion.

Education:“Revenue for this segment increased 9.9% to $1.2 billion in the third quarter compared to the same period last year. Operating profit grew by 16.1% to $411.1 million. Included in the segment’s 2007 operating profit is a pre-tax gain of $4.1 million on the divestiture of a product line for parochial schools. In the third quarter of 2006, there was a pre-tax restructuring charge of $5.6 million. Foreign exchange rates added $8.1 million to the growth in revenue, but had an immaterial effect on operating profit growth.

“Revenue for the McGraw-Hill School Education Group increased 11.2% in the third quarter to $670.8 million. Revenue for the McGraw-Hill Higher Education, Professional and International Group grew by 8.1% in the third quarter to $505.1 million.

“Capturing 32% of the fast-growing state new adoption market was the key to this year’s industry-leading performance by the McGraw-Hill School Education Group. We originally estimated that the 2007 state new adoption market would grow 10% to 15% to $750-$800 million. It now appears that the state new adoption market could grow 14% to 20% this year to $780-$820 million.

“Our K-8 science programs led all competition in California and South Carolina while our 6-8 math programs captured a leading share in the Texas adoption. Treasures, the K-5 balanced basal reading program, led the list in Indiana and competed very well in Oregon and Tennessee. The elementary series, Spotlight on Music, placed first in all six states adopting music this year. We benefited from additional K-5 social studies sales in the second year of the California adoption.

“The McGraw-Hill School Education Group also achieved significant capture rates in small but profitable categories such as health, business education, technical and vocational education, and family and consumer science.

“In a market seeking a range of proven instructional approaches, our strategy of providing a spectrum of products also contributed to the success of the McGraw-Hill School Education Group. That was demonstrated by the response to the new third edition of Everyday Mathematics, a reform-based program. Everyday Mathematics sold well in large urban markets and took the leading share in New Mexico’s K-5 math adoption.

“In the open territory, the McGraw-Hill School Education Group is outpacing the competition, but this market segment is virtually flat and only orders in the fourth quarter can produce an uptick there this year for the industry.

“The supplemental market has been soft all year. The introduction of new basal reading programs like Treasures, which provide more comprehensive coverage of literacy skills, including phonics, has diminished the demand for separate supplements.

“Our performance improved in the testing market for both custom and off-the-shelf, or non-custom, products.

“In the Higher Education, Professional and International Group, we benefited from growth in college and university markets, a solid performance in professional publishing, and gains overseas.

“In the U.S. college and university market, the Business and Economics imprint turned in outstanding results. Gains were also produced by imprints in Science, Engineering and Mathematics, and Humanities, Social Sciences and Languages.

“Best-sellers include:
McConnell, Economics, 17th Edition
Nickels, Understanding Business, 8th Edition
Garrison, Managerial Accounting, 12th Edition
Kamien, Music, An Appreciation, Brief Edition, 6th Edition
Raven, Biology, 8th Edition

“Digital products also contributed to the growth across all three imprints.

“In professional markets, digital products, which include Access Medicine, Access Surgery, Access Emergency Medicine and Access Pharmacy, continue to attract a growing number of domestic and international subscribers. Our new digital iSpeak products, launched in April and now available in seven languages, are gaining traction. The iSpeak software turns iPod and MP3 players into portable translators with the text appearing on the screen while phrases are simultaneously played through the earphones.

“In international markets, we benefited from strong school sales in Canada and Spain and a solid higher education selling season in Europe, Asia and India.

Financial Services:“Revenue for this segment increased 12.5% in the third quarter to $759.6 million compared to the same period last year. Operating profit grew by 17.3% to $346.7 million. Foreign exchange rates positively affected revenue growth by $12.6 million and had an immaterial impact on operating profit growth.

“Double-digit growth in Standard & Poor’s international fixed income markets, a strong performance by corporate and government ratings, and outstanding results from financial information products and services offset growing weakness in structured finance. Although new issuance in the U.S. bond market declined precipitously in September, the segment improved its operating margin to 45.6%, up from 43.8% for the same period in 2006.

“International credit ratings and services accounted for 41.6% of ratings revenue in the third quarter versus 38.5% for the same period last year.

“Structured finance revenues declined modestly in the third quarter due to difficult conditions in the credit markets created by the performance of subprime mortgages. Solid growth overseas partially offset a decline in the U.S. market. The contraction in U.S. residential mortgage-backed securities activity and the related impact on the collateralized debt obligation sector were the biggest contributors to the revenue shortfall in structured finance. Revenue increased in the asset-backed securities market.

“Investor flight to quality helped produce solid revenue gains in the investment-grade corporate market, which benefited from a shrinking commercial paper market and pent-up demand that was unleashed by the Federal Reserve’s interest rate cut in mid-September. Public finance also improved as new money issuance outpaced a decline in refundings.

“For the third quarter, new issue dollar volume declined by 19.7% in the U.S. market and by 23.6% in Europe, according to reports from Thomson Financial and Harrison Scott Publications and Standard & Poor’s estimates.

“In the U.S., investment-grade corporate dollar volume issuance increased 9.4% while speculative volume fell 76.8%. As a result, total corporate issuance was flat. Public finance issuance was up 3.8%. Mortgage-backed securities issuance was off 43.9% as residential mortgage-backed securities fell 59.3%. Asset-backed securities issuance was off 7.6%.

“Ratings and services not directly linked to public new issuance produced a double-digit increase in the third quarter and accounted for 25.7% of ratings revenue, up from 23.6% for the same period in 2006. Driving the growth in the third quarter were infrastructure and financial strength ratings and rating evaluation services.

“Standard & Poor’s data and information products and index services recorded solid gains. Increasing assets under management in exchange-traded funds, stepped up trading volume of derivative contracts, and growth in licensing fees, all linked to Standard & Poor’s indices, contributed to the improvement.

“Assets under management in exchange-traded funds based on Standard & Poor’s indices grew by 38.4% from September 30, 2006 to $209.5 billion as of September 30, 2007. S&P receives payments based on assets under management.

“At the Chicago Mercantile Exchange, the average daily volume of e-mini contracts climbed to 2.0 million in the third quarter, a 102.7% increase over the comparable period last year. The average daily volume of S&P 500 option contracts traded at the Chicago Board Options Exchange increased 72.8% to 673,713. S&P is paid a royalty each time a contract is traded.

“Strong demand for data and information products is spurring growth. Capital IQ continues to add new customers and expand services to existing clients. A primary revenue driver has been the addition of new modules to the Capital IQ platform, including portfolio management tools and detailed fixed income information. Enhanced delivery of data through improvements to Xpressfeed and the Web-based Research Insight platform stimulated growth at Compustat. Worldwide demand for fixed income data from Standard & Poor’s is also producing solid results especially for RatingsDirect and RatingsXpress.

Information & Media:“Revenue for this segment increased 2.1% in the third quarter to $252.4 million compared to the same period last year. Operating profit grew by 35.8% to $18.6 million. In the third quarter of 2006, the segment incurred a pre-tax restructuring charge of $5.8 million. Foreign exchange rates did not have a material effect on revenue or operating profit growth.

“The segment benefited in the third quarter from the change in accounting for the transformation in 2006 of Sweets from a primarily print catalog to a bundled print and online service for the construction industry. In the new configuration, revenue is earned throughout the year as service is provided. As a result of the transformation, Sweets contributed an incremental $6.5 million in revenue and $5.8 million in operating profit to the segment’s performance in the third quarter of 2007.

“In the third quarter, revenue increased 3.2% to $228.5 million at the Business-to-Business Group, which includes the following brands: J.D. Power and Associates, BusinessWeek, Platts, McGraw-Hill Construction and Aviation Week.

“Growth in Platts’ news and pricing services for oil, natural gas and power markets and the accounting impact of the transformation of Sweets were key to revenue improvement at the Business-to-Business Group. Growth in J.D. Power and Associates studies and proprietary services in international markets also benefited the Business-to-Business Group.

“Advertising pages for BusinessWeek’s global print edition were down 24.6% in the third quarter compared to last year, with one less issue in the third quarter of 2007 versus 2006, according to the Publishers Information Bureau.

“Softness in television advertising in a non-election year led to a 7.8% decline in revenue at the Broadcasting Group. Revenue for the third quarter this year was $24.0 million compared to $26.0 million for the same period in 2006.

The Outlook: “We are still on course to produce double-digit earnings per share growth in 2007, as well as improved operating margins in the Financial Services and McGraw-Hill Education segments. For the fourth quarter, revenues and earnings will not match last year’s results because of challenging conditions in the structured finance market and some softness in education.”

Conference Call/Webcast Details: The Corporation’s senior management will review the third quarter 2007 earnings results on a conference call scheduled for this morning, October 18, at 8:30 AM Eastern Time. This call is open to all interested parties. Discussions may include forward-looking information. Additional information presented on the conference call may be made available on the Corporation’s Investor Relations Website at www.mcgraw-hill.com/investor_relations. To participate by telephone, please dial-in by 8:20 AM Eastern Time and register before the start of the call. Domestic participants may call toll-free (888) 323-5423; international participants may call +1 (415) 228-5016 (long-distance charges will apply). The passcode is McGraw-Hill and the conference leader is Harold McGraw III. The conference call will also be Webcast. Go to the Corporation’s Investor Relations Website and click on the Earnings Announcement link under Investor Presentation Webcasts. At the Event Details screen, select the Webcast link. You will need Windows Media Player. The prepared remarks and slides will be available for downloading from the Investor Relations Website’s Investor Presentations archive several hours after the end of the call and a Webcast replay will be available until October 25, 2007.

The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, political and regulatory conditions; the health of debt (including U.S. residential mortgage-backed securities and collateralized debt obligations) and equity markets, including possible future interest rate changes; the health of the economy and in advertising; the level of expenditures and state new adoptions and open territory sales in the education market; the successful marketing of competitive products; and the effect of competitive products and pricing.

About The McGraw-Hill Companies: Founded in 1888, The McGraw-Hill Companies is a leading global information services provider meeting worldwide needs in the financial services, education and business information markets through leading brands such as Standard & Poor’s, McGraw-Hill Education, BusinessWeek and J.D. Power and Associates. The Corporation has more than 280 offices in 40 countries. Sales in 2006 were $6.3 billion. Additional information is available at www.mcgraw-hill.com.

Release issued: October 18, 2007

The McGraw-Hill Companies
Statements of Income
Periods ended September 30, 2007 and 2006

(in thousands, except for per share data)

(unaudited)	Three Months			Nine Months

	2007	2006	% Change	2007	2006	% Change

Revenue	$2,187,996	$1,992,570	9.8	$5,202,593	$4,660,792	11.6
Expenses, net	1,449,344	1,376,341	5.3	3,793,640	3,568,486	6.3
Other income	-	-	-	17,305	-	N/M

Income from operations	738,652	616,229	19.9	1,426,258	1,092,306	30.6
Interest expense	15,423	7,515	105.2	28,726	13,561	111.8

Income from operations before taxes on income	723,229	608,714	18.8	1,397,532	1,078,745	29.6
Provision for taxes on income	271,211	226,441	19.8	524,598	401,291	30.7

Net income	$452,018	$382,273	18.2	$872,934	$677,454	28.9

Earnings per common share:

Basic	$1.37	$1.09	25.7	$2.57	$1.89	36.0

Diluted	$1.34	$1.06	26.4	$2.50	$1.84	35.9

Dividend per common share	$0.2050	$0.1815	12.9	$0.6150	$0.5445	12.9

Average number of common shares outstanding:

Basic	330,249	351,139		340,295	357,704
Diluted	337,733	360,935		349,589	367,853

N/M - not meaningful

Exhibit 1

The McGraw-Hill Companies
Operating Results by Segment
Periods ended September 30, 2007 and 2006
	(dollars in thousands)
	Revenue

(unaudited)			% Favorable
	2007	2006	(Unfavorable)
Three Months
McGraw-Hill Education	$1,175,954	$1,070,238	9.9
Financial Services	759,614	675,063	12.5
Information & Media (a)	252,428	247,269	2.1
Total revenue	$2,187,996	$1,992,570	9.8

	(dollars in thousands)
	Revenue

(unaudited)			% Favorable
	2007	2006	(Unfavorable)
Nine Months
McGraw-Hill Education	$2,154,958	$1,996,034	8.0
Financial Services	2,309,489	1,952,376	18.3
Information & Media (a)	738,146	712,382	3.6
Total revenue	$5,202,593	$4,660,792	11.6

The McGraw-Hill Companies
Operating Results by Segment
Periods ended September 30, 2007 and 2006

	(dollars in thousands)
	Operating Profit

(unaudited)			% Favorable
	2007	2006	(Unfavorable)
Three Months (b)
McGraw-Hill Education	$411,059	$354,038	16.1
Financial Services	346,650	295,650	17.3
Information & Media (a)	18,629	13,717	35.8
Total operating segments	776,338	663,405	17.0
General corporate expense	(37,686)	(47,176)	20.1
Interest expense	(15,423)	(7,515)	(105.2)
Total operating profit	$723,229 *	$608,714 *	18.8

	(dollars in thousands)
	Operating Profit

(unaudited)			% Favorable
	2007	2006	(Unfavorable)
Nine Months (b) (c)
McGraw-Hill Education	$400,781	$324,748	23.4
Financial Services (d)	1,096,030	861,193	27.3
Information & Media (a)	43,255	28,366	52.5
Total operating segments	1,540,066	1,214,307	26.8
General corporate expense	(113,808)	(122,001)	6.7
Interest expense	(28,726)	(13,561)	(111.8)
Total operating profit	$1,397,532 *	$1,078,745 *	29.6

*	Income from operations before taxes on income.
(a)
2007 revenue and operating profit includes $6.5 million and $5.8 million, respectively, for the three months ended September 30 and $19.5 million and $17.3 million, respectively, for the nine months ended September 30 related to the transformation of Sweets to an Internet-based sales and marketing solution.

(b)
2006 operating profit for the three and nine month periods includes a one-time pre-tax restructuring charge of $15.4 million as follows:
McGraw-Hill Education, $5.6 million; Information & Media, $5.8 million; and Corporate, $4.1 million.

(c)
2006 operating profit for the nine month period includes a one-time pre-tax charge of $23.8 million related to the elimination of the Company's restoration stock option program as follows: McGraw-Hill Education, $4.2 million; Financial Services, $2.1 million; Information & Media, $2.7 million; and Corporate, $14.8 million.

(d)	2007 operating profit for the nine month period includes a $17.3 million pre-tax gain on the sale of the Company's mutual fund data business on March 16, 2007.

Exhibit 2

Contacts for The McGraw-Hill Companies:

Media Relations Contacts: Steven H. Weiss Vice President, Corporate Communications (212) 512-2247 (office) (917) 699-9389 (mobile) weissh@mcgraw-hill.com	Investor Relations Contact: Donald S. Rubin Senior Vice President, Investor Relations (212) 512-4321 (office) (212) 512-3840 (fax) donald_rubin@mcgraw-hill.com

Frank Briamonte Senior Director, Corporate Communications (212) 512-4145 (office) (201) 725-6133 (mobile) frank_briamonte@mcgraw-hill.com